EXHIBIT 107

Calculation of Filing Fee Table

424(b)(5)

(Form Type)

NASDAQ INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Debt	4.500% Notes due 2032	457(r)	€750,000,000	99.595%	$820,687,698.75	$110.20 per $1 million	$90,439.78

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—

Total Offering Amounts						$820,687,698.75		$90,439.78

Total Fees Previously Paid								—

Total Fee Offsets								—

Net Fee Due								$90,439.78

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended, based upon a U.S. dollar/euro exchange rate of $1.0987 per €1.00 as of 12:00 a.m. on June 22, 2023.

The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering. The maximum aggregate amount of that offering is €750,000,000.